EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964, 333-205924 and 333-226914) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, 333-215786, 333-224143, 333-225389, 333-226918, 333-228519 and 333-230154) on Form S-3 of Smith Micro Software, Inc. and subsidiaries of our report dated March 27, 2019, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ SingerLewak LLP

Los Angeles, California
March 27, 2019